EXHIBIT 8.2

March 31, 2010

Diageo plc,

Lakeside Drive, Park Royal,

London NW10 7HQ, England.

Diageo Capital plc,

Edinburgh Park, 5 Lochside Way,

Edinburgh EH12 9DT, Scotland.

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the registration statement on Form F-4 (the “Registration Statement”) filed on or about the date hereof under the Securities Act of 1933 (the “Act”) and the prospectus included therein (the “Prospectus”), each relating to the issuance of up to $1,000,000,000 aggregate principal amount of notes due 2020 issued by Diageo Capital plc in exchange for up to $1,000,000,000 aggregate principal amount of 7.375% notes due 2014 issued by Diageo Capital plc.  We hereby confirm to you that, insofar as it relates to United States federal income tax law, the discussion set forth under the heading “United States Federal Income Tax Considerations” in the Prospectus, subject to the qualifications, exceptions, assumptions and limitations contained therein, is our opinion.

We hereby consent to the reference to us in the Prospectus under the caption “United States Federal Income Tax Considerations” and the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP